Exhibit 10.2

Banc of America Leasing & Capital, LLC	Addendum to Master Lease Agreement No. 30350-90000

This Addendum (“Addendum”) to Master Lease Agreement No. 30350-90000 dated as of December 9, 2015 (the “Agreement”) is by and between Banc of America Leasing & Capital, LLC ("Lessor") and Private National Mortgage Acceptance Company, LLC ("Lessee"), who have determined that it is to their mutual benefit to make certain amendments to the Agreement. All capitalized terms used herein without definition shall have the respective meaning set forth or referred to them in the Agreement. For purposes of this Addendum, all financial terms contained herein that are not specifically defined herein shall have the meanings and values determined in accordance with generally accepted accounting principles in the United States, as defined by controlling pronouncements of the Financial Accounting Standards Board, as from time to time supplemented and amended, and consistently applied. Accordingly, for good and valuable consideration, intending to be legally bound and pursuant to the terms and conditions of the Agreement, it is hereby agreed as follows:

For so long as any Obligations of the Lessee owing to Lessor remain outstanding, Lessee covenants and agrees that it shall:

1)	Minimum Liquidity: maintain unrestricted cash and cash equivalents, short term cash investments, net trade receivables and marketable securities not classified as long term investments on a consolidated basis, in an amount at least equal to $25,000,000;

2)	Minimum Net Worth: maintain a “Tangible Net Worth” (defined for purposes of this Addendum as shareholders’ equity less intangible assets, and excluding amounts due from Affiliates and capitalized software costs) of at least $500,000,000; provided that the term “Affiliates” shall include only Lessee and its wholly owned subsidiaries;

3)	Maximum Indebtedness to Tangible Net Worth Ratios: maintain a ratio of total liabilities excluding the amount of any non-recourse debt, including any securitization debt, and any intercompany debt eliminated in consolidation to Tangible Net Worth of not more than 5-to-1;

4)	Minimum Profitability: maintain net profits (earnings after depreciation, depletion, amortization and other non-cash charges, and after taxes) of at least $1 during each calendar quarter; and

5)	Covenant Compliance Testing and Compliance Certificates: on a calendar quarterly basis, provide Lessor, within 45 days following the close of each quarter, a compliance certificate in form and substance satisfactory in all respects to Lessor, together with supporting financial information and statements, certified by Lessee’s chief financial officer certifying as to Lessee’s compliance with the financial covenants set forth above and that no Event of Default, or event or condition which, with the giving of notice or the passage of time or both, would constitute an Event of Default, exists under the Agreement.

It is expressly agreed by the parties that this Addendum is supplemental to the Agreement and made a part thereof and all the terms, conditions and provisions thereof, unless specifically modified herein, are to remain in full force and effect. In the event of any conflict, inconsistency or incongruity between the provisions of this Addendum and any of the provisions of the Agreement, the provisions of this Addendum shall in all respects govern and control.

IN WITNESS WHEREOF, the parties have caused this Addendum to be executed on the dates set forth below.

Private National Mortgage Acceptance Company, LLC By: /s/ Pamela Marsh Print Name: Pamela Marsh Title: Executive Vice President, Treasurer Date: 12/9/15	Banc of America Leasing & Capital, LLC By: /s/ Terri J. Preston Print Name: Terri J. Preston Title: Vice President Date: 12/9/15